USALLIANZ VARIABLE INSURANCE PRODUCTS TRUST
                         PORTFOLIO MANAGEMENT AGREEMENT


         AGREEMENT, made this 4th day of April, 2005 by and among USAllianz Advisers, LLC (the "Manager"), USAllianz Variable Insurance Products Trust (the "Trust"), and Salomon Brothers Asset Management Inc ("Portfolio Manager").

         WHEREAS, the Trust is a Delaware business trust of the series type organized under an Agreement and Declaration of Trust dated July 13, 1999 (the "Declaration") and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end, management series-type investment company;

         WHEREAS, the Manager has been appointed by the Trust, pursuant to an investment management agreement dated April 27, 2001 ("Investment Management Agreement"), to act as investment manager to the series of the Trust (the "Managed Funds");

         WHEREAS, the Manager wishes to retain the Portfolio Manager to render portfolio management services to the Trust with respect to the portfolio(s) set forth in Exhibit A hereto (the "Fund(s)") and the Portfolio Manager is willing to furnish such services;

         WHEREAS, the Portfolio Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act");

         NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Manager and the Portfolio Manager as follows:

         1. APPOINTMENT. Pursuant to authority granted in the Investment Management Agreement and with the approval of the Trustees, the Manager hereby appoints the Portfolio Manager, to act as subadviser for the Fund(s) for the periods and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

         2. PORTFOLIO MANAGEMENT DUTIES. Subject to the overall supervision of the Trustees of the Trust and the Manager, the Portfolio Manager is hereby granted full responsibility and discretion, with respect to such portion of the assets of the Fund(s) as shall be allocated to it by the Manager for management pursuant to this Agreement from time to time (the "Assets"), for (a) the management of the Assets in accordance with the Fund's investment objectives, policies and limitations as stated in its prospectus and Statement of Additional Information included as part of the Trust's registration statement filed with the Securities and Exchange Commission ("SEC"), as they may be amended from time to time ("Registration Statement"), copies of which shall be provided to the Portfolio Manager by the Manager; and (b) the placement of orders to purchase and sell securities for the Fund. At the request of the Trustees or the Manager, the Portfolio Manager shall report to the Board of Trustees of the Trust or Manager regularly at such times and in such detail as the Board or Manager may from time to time determine to be appropriate. The Manager has herewith furnished the Portfolio Manager copies of the Fund's current Prospectus, Statement of Additional Information, Declaration and Bylaws and agrees during the continuance of this Agreement to furnish the Portfolio Manager copies of (i) any amendments or supplements to the Declaration of Trust or Bylaws before or at the time the amendments or supplements become effective, and (ii) any amendments or supplements of the Prospectus and Statement of Additional Information for review and comment within a reasonable period of time prior to distribution to investors or submissions to governmental bodies or self-regulatory organizations and final copies of the Fund's Prospectus and Statement of Additional Information. The Portfolio Manager shall be fully protected in relying on all such documents furnished to it by the Manager or the Trust.

         The Portfolio Manager further agrees that, in performing its duties hereunder, it will:

         (a) comply with the 1940 Act and all rules and regulations thereunder, the Advisers Act, the Internal Revenue Code (the "Code") and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Trustees;

         (b) use reasonable efforts to manage the Assets, and to coordinate its activities with the Manager and any other adviser of the applicable Fund, so that the Fund will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Code and regulations issued thereunder; (c) place orders for the investment of the Assets directly with the issuer, or with any broker or dealer, in accordance with applicable policies expressed in the prospectus and/or Statement of Additional Information with respect to the Fund and in accordance with applicable legal requirements. Specifically, in executing portfolio transactions and selecting broker-dealers, the Portfolio Manager will use its best efforts to seek best execution on behalf of each Fund. In assessing the best execution available for any transaction, the Portfolio Manager shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker-dealer, the reasonableness of the commission, if any (all for the specific transaction and on a continuing basis). In evaluating the best execution available, and in selecting the broker-dealer to execute a particular transaction, the Portfolio Manager may also consider the brokerage and research services (as those terms are used in Section 28(e) of the Securities and Exchange Act of 1934) provided to a Fund and /or other accounts over which the Portfolio Manager or an affiliate of the Portfolio Manager exercises investment discretion. The Portfolio Manager is authorized to pay a broker-dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Fund which is in excess of the amount of commissions another broker-dealer would have charged for effecting that transaction if, but only if the Portfolio Manager determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer viewed in terms of that particular transaction or in terms of all of the accounts over which investment discretion is so exercised.

Provided the investment objectives of the Fund and applicable law are adhered to, the Portfolio Manager may aggregate sale and purchase orders of securities and other investments held in the Fund with similar orders being made simultaneously for other accounts managed by the Portfolio Manager or with accounts of affiliates of the Portfolio Manager, if in the Portfolio Manager's reasonable judgment such aggregation shall result in an overall economic benefit to the Fund, taking into consideration an advantageous selling or purchase price, brokerage commissions and other expenses, and beneficial timing of transactions, or a combination of these and other factors;

         (d) furnish to the Trust, the Manager and any other portfolio manager whatever statistical information the Trust , the Manager or such other portfolio manager may reasonably request with respect to the Assets or contemplated investments; keep the Manager and the Trustees and, as appropriate, other portfolio managers informed of developments materially affecting the Fund's portfolio; and, on the Portfolio Manager's own initiative, furnish to the Trust, the Manager or other portfolio manager from time to time whatever information the Portfolio Manager believes appropriate for this purpose;

         (e) make available to the Trust's administrator (the "Administrator"), the Trust or the Manager, promptly upon their request, such copies of its investment records and ledgers with respect to the Fund as may be required to assist the Administrator, the Trust or the Manager in their compliance with applicable laws and regulations. The Portfolio Manager will furnish the Trustees or the Manager with such periodic and special reports regarding the Fund as the Trustees or the Manager may reasonably request;

         (f) immediately notify the Trust and the Manager in the event that the Portfolio Manager: (1) becomes aware that it is subject to a statutory disqualification that prevents the Portfolio Manager from serving as a subadviser pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority, that, in the Portfolio Manager's reasonable judgment, may materially affect the Portfolio Manager's ability to serve as a subadviser pursuant to this Agreement. The Portfolio Manager further agrees to notify the Trust and the Manager as promptly as possible of any material fact known to the Portfolio Manager respecting or relating to the Portfolio Manager that is not contained in the Trust's Registration Statement regarding the Fund, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect;

         (g) in making investment decisions with respect to the Assets, use no material non-public information that may be in its possession or in the possession of any of its affiliates, nor will the Portfolio Manager seek to obtain any such information;

         (h) disclose portfolio holdings to no one other than the Manager, the Trust, or the Administrator;

         (i) in connection with securities transactions, the Portfolio Manager (or any affiliated person of the Portfolio Manager) and any other portfolio manager that is advising the Fund or an affiliate of the Fund entering into the transaction are prohibited from consulting with each other concerning transactions for the Fund in securities or other assets. This prohibition does not apply to communications in connection with the Manager's (i) responsibility for evaluating and monitoring the portfolio manager(s); (ii) determination of the allocation of assets among the portfolio managers; and (iii) investment discretion with respect to the investment of Fund assets not otherwise assigned to a portfolio manager;

         Except as otherwise provided in this Agreement, the Portfolio Manager shall not be responsible hereunder for compliance monitoring, reporting or testing or for preparing or maintaining books and records for the Fund or otherwise providing accounting services to the Fund and such services shall be provided by others retained by the Fund. The Portfolio Manager shall have access to such reports and records to assist it in performing its services hereunder.

         The Portfolio Manager shall not be responsible for pursuing legal causes of action that may be based on the purchase, sale or holding of a security by a Fund. The Portfolio Manager shall, however, provide notice to the Manager of any such claim and provide reasonable cooperation to the Manager in any possible proceeding.

         3. BANKING AND CUSTODY ACCOUNTS. The Portfolio Manager shall not be required to provide or arrange for banking accounts for the Fund or to hold money or assets on the Fund's behalf. The Portfolio Manager shall not be required to act as the registered holder of any investment or to provide or procure any custody or settlement services in connection with its services hereunder. The Fund has entered into one or more agreements with providers of banking and custody services (Custodians) whom the Fund will authorize to act upon instructions from properly authorized representatives of the Portfolio Manager, in connection with its services hereunder, directing the Custodian(s) to pay, deliver or receive cash and securities in settlement of transactions authorized by the Portfolio Manager on the Fund's behalf. The Fund's agreement(s) with such Custodian(s) will require the Custodian(s) to settle all transactions directed by the Portfolio Manager on the Fund's behalf.

         4. ALLOCATION OF CHARGES AND EXPENSES. Except as otherwise specifically provided in this section 4, the Portfolio Manager shall pay the compensation and expenses of all its directors, officers and employees who serve as Trustees, officers and executive employees of the Trust (including the Trust's share of payroll taxes), and the Portfolio Manager shall make available, without expense to the Fund, the services of its directors, officers and employees who may be duly elected officers or Trustees of the Trust, subject to their individual consent to serve and to any limitations imposed by law.

         The Portfolio Manager shall not be required to pay any expenses of the Trust or the Fund other than those specifically allocated to the Portfolio Manager in this section 4. In particular, but without limiting the generality of the foregoing, the Portfolio Manager shall not be responsible, except to the extent of the reasonable compensation of such of the Trust's employees as are officers or employees of the Portfolio Manager whose services may be involved, for the following expenses of the Trust or the Fund: organization and offering expenses of the Trust and the Fund (including out-of-pocket expenses, but not including the Portfolio Manager's overhead and employee costs); fees payable to or expenses of other advisers or consultants; legal expenses; auditing and accounting expenses; interest expenses; telephone, telex, facsimile, postage and other communications expenses; taxes and governmental fees; fees, dues and expenses incurred by or with respect to the Trust or the Fund in connection with membership in investment company trade organizations; costs of insurance; fees and expenses of the Trust's Administrator or of any custodian, subcustodian, transfer agent, registrar, or dividend disbursing agent of the Trust or the Fund; payments for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; other expenses in connection with the issuance, offering, distribution, redemption or sale of securities issued by the Fund; expenses relating to investor and public relations; expenses of registering and qualifying shares of the Fund for sale; freight, insurance and other charges in connection with the shipment of the Fund's portfolio securities; brokerage commissions or other costs of acquiring or disposing of any portfolio securities or other assets of the Fund, or of entering into other transactions or engaging in any investment practices with respect to the Fund; expenses of printing and distributing prospectuses, Statements of Additional Information, reports, notices and dividends to shareholders; costs of preparing, printing and filing documents with regulatory agencies; costs of stationery and other office supplies; expenses of any litigation or other extraordinary or nonrecurring events and expenses relating to the issuance, registration and qualification of the shares of the Fund; costs of shareholders' and other meetings; the compensation and all expenses (specifically including travel expenses relating to the business of the Trust or the Fund) of officers, Trustees and employees of the Trust who are not interested persons of the Portfolio Manager; and travel expenses (or an appropriate portion thereof) of officers or Trustees of the Trust who are officers, directors or employees of the Portfolio Manager to the extent that such expenses relate to attendance at meetings of the Board of Trustees of the Trust , or any committees thereof or advisory group thereto or other business of the Trust or the Funds.

         5. COMPENSATION. As compensation for the services provided and expenses assumed by the Portfolio Manager under this Agreement, the Manager, out of its fees from the Fund pursuant to the Investment Management Agreement, will pay the Portfolio Manager at the end of each calendar month an investment management fee computed daily at an annual rate equal to the percentage of each Fund's average daily net assets specified in Exhibit A hereto. The "average daily net assets" shall mean the average of the values placed on the net Assets as of the time at which, and on such days as, the Fund lawfully determines the value of its net assets in accordance with the prospectus or otherwise. The value of the net Assets, and of the net assets of the Fund, shall always be determined pursuant to the applicable provisions of the Declaration and the Registration Statement. If, pursuant to such provisions, the determination of net asset value for a Fund is suspended for any particular business day, then for the purposes of this section 5, the value of the net Assets as last determined shall be deemed to be the value of the net Assets as of the close of regular trading on the New York Stock Exchange, or as of such other time as the value of the net assets of the Fund's portfolio may lawfully be determined, on that day. If the determination of the net asset value of the shares of the Fund has been so suspended for a period including any month end when the Portfolio Manager's compensation is payable pursuant to this section, then the Portfolio Manager's compensation payable at the end of such month shall be computed on the basis of the value of the net Assets as last determined (whether during or prior to such month). If the Fund determines the value of the net assets of its portfolio more than once on any day, then the last such determination thereof with respect to the net Assets on that day shall be deemed to be the sole determination thereof on that day with respect to the net Assets for the purposes of this section 5. If the Portfolio Manager serves less than the whole of any period specified, its compensation will be prorated. The Portfolio Manager may, but is not required to, from time to time and for such periods as deemed appropriate reduce its compensation to the extent that the Fund's expenses exceed such lower expense as the Manager may, by notice to the Trust, voluntarily declare to be effective.

         6. BOOKS AND RECORDS. The Portfolio Manager agrees to maintain such books and records with respect to its services to the Fund as are required by
Section 31 under the 1940 Act, and rules adopted thereunder, and by other applicable legal provisions, and to preserve such records for the periods and in the manner required by that Section, and those rules and legal provisions. The Portfolio Manager also agrees that records it maintains and preserves pursuant to Rules 31a-1 and 31a-2 under the 1940 Act and otherwise in connection with its services hereunder are the property of the Trust and will be surrendered promptly to the Trust upon its request. The Portfolio Manager further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Trust and the Fund are being conducted in accordance with applicable laws and regulations.

         7. STANDARD OF CARE AND LIMITATION OF LIABILITY. The Portfolio Manager shall exercise its best judgment in rendering the services provided by it under this Agreement. The Portfolio Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or the Fund or the holders of the Fund's shares in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Portfolio Manager against any liability to the Trust, the Fund or to holders of the Fund's shares to which the Portfolio Manager would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Portfolio Manager's reckless disregard of its obligations and duties under this Agreement. (The conduct excepted in the previous sentence shall be referred to as "Disqualifying Conduct"). As used in this Section 7, the term "Portfolio Manager" shall include any officers, directors, employees or other affiliates of the Portfolio Manager performing services with respect to the Trust or the Fund. 8.SERVICES NOT EXCLUSIVE. It is understood that the services of the Portfolio
  Manager are not exclusive, and that nothing in this Agreement shall prevent the Portfolio Manager from providing similar services to other investment companies or to other series of investment companies (whether or not their investment objectives and policies are similar to those of the Fund or another Fund of the Trust) or from engaging in other activities, provided such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Portfolio Manager's ability to meet its obligations to the Trust, the Manager and the Fund hereunder.

The Manager and the Trust acknowledge that the Portfolio Manager and its officers, affiliates, and employees, and the Portfolio Manager's other clients, may at any time have, acquire, increase, decrease, or dispose of positions in investments which are at the same time being acquired for or disposed of from the Fund. The Portfolio Manager shall have no obligation to acquire for the Fund a position in any investment which the Portfolio Manager and its officers, affiliates or employees may acquire for its or their own accounts or for the account of another client, if in the reasonable discretion of the Portfolio Manager, it is not feasible or desirable to acquire a position in such investment for the Fund.

The Manager and the Trust acknowledge that the Portfolio Manager may give advice and take action with respect to any of their other clients or for their own account which may differ from the timing or nature of action taken by the Portfolio Manager with respect to the Funds. The Manager and the Trust acknowledge that the performance of a Fund may differ from the performance of other accounts or investment companies managed by the Portfolio Manager and that the Portfolio Manager is not expected to replicate the holdings or returns of any other account or fund that the Portfolio Manager manages.

When the Portfolio Manager recommends the purchase or sale of a security for other investment companies and other clients, and at the same time the Portfolio Manager recommends the purchase or sale of the same security for the Fund, it is understood that in light of its fiduciary duty to the Fund, such transactions will be executed on a basis that is fair and equitable to the Fund. In connection with purchases or sales of portfolio securities for the account of the Fund, neither the Portfolio Manager (but only with respect to the Assets) nor any of its Trustees, officers or employees shall act as a principal or agent or receive any commission. If the Portfolio Manager provides any advice to its clients concerning the shares of the Fund or other funds of the Trust, the Portfolio Manager shall act solely as investment counsel for such clients and not in any way on behalf of the Trust, the Fund or another fund of the Trust.

         9. DURATION AND TERMINATION. This Agreement shall continue in effect for two years from the date set forth above and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Trustees or (ii) by vote of a "majority" (as defined in the 1940 Act) of the Fund's outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated: (a) at any time without penalty (i) by the Manager,
(ii) by the Trust upon the vote of a majority of the Trustees or (iii) by vote of the majority of the Fund's outstanding voting securities, each upon sixty
(60) days' written notice to the Portfolio Manager; or (b) by the Portfolio Manager at any time without penalty, upon sixty (60) days' written notice to the Trust or the Manager. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

         10. AMENDMENTS. Except as otherwise provided by applicable law or regulatory relief, no provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by an affirmative vote of (i) a majority of the outstanding voting securities of the Fund, and (ii) a majority of the Trustees, including a majority of Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

         11. PROXIES AND RIGHTS. Unless the Trust or the Manager gives written instructions to the contrary, the Portfolio Manager shall (a) vote all proxies solicited by or with respect to the issuers of securities in which the Assets are invested, in accordance with the Portfolio Manager's policies and procedures, using its best good faith judgment to vote such proxies in a manner which best serves the interests of the Fund's shareholders, and (b) exercise all other rights attaching to or arising with respect to the Assets, subject to the Fund's investment objectives, policies and limitations as stated in its Registration Statement, directing the Custodian to make any required payment or settlement in connection therewith.

         12. USE OF NAME. The parties agree and acknowledge that the Portfolio Manager is the sole owner of the name and mark "Salomon Brothers Asset Management Inc." and that all use of any designation comprised in whole or in part of Salomon Brothers Asset Management Inc and use of any logos, trademarks, service marks or trade names (a "Portfolio Manager Mark") under this Agreement shall inure to the benefit of the Portfolio Manager. The use by the Trust on its own behalf or on behalf of any Fund or of any Portfolio Manager Mark in any advertisement or sales literature or other materials promoting a Fund shall be with the written consent of the Portfolio Manager. The Trust and Manager shall not, without the consent of the Portfolio Manager, make representations regarding the Portfolio Manager intended to be disseminated to the investing public in any disclosure document, advertisement or sales literature or other materials promoting any Fund. Such consent shall not be required for any documents or other materials intended for use by the Trust's trustees and for internal use by the Trust and the Manager. The Manager and the Trust agree they will review with the Portfolio Manager any advertisement, sales literature, or notice prior to its use that makes reference to the Portfolio Manager or its affiliates or any such name(s), derivatives, logos, trademarks, service marks or trade names, it being understood that the Portfolio Manager shall have no responsibility to ensure the adequacy of the form or content of such materials for purposes of the 1940 Act or other applicable laws and regulations. Consent by the Portfolio Manager to such use of any Portfolio Manager Mark and any such representation shall not be unreasonably withheld and shall be deemed to be given if no written objection is received by the Trust, Fund or the Manager within 10 business days after the request is made by the Trust, Fund or Manager for such use of any Portfolio Manager Mark or any such representation. Upon termination of this Agreement for any reason, the Trust and the Manager shall cease all use of any Portfolio Manager Mark(s) as soon as reasonably practicable. If the Manager or any Fund makes an unauthorized use of the Portfolio Manager's names, derivatives, logos, trademarks, service marks or trade names, the parties acknowledge that the Portfolio Manager shall suffer irreparable hardship for which monetary damages are inadequate and thus, the Portfolio Manager will be entitled to injunctive relief.
13. INDEMNIFICATION. The Manager shall indemnify and hold harmless the Portfolio Manager from and against any and all claims, losses, liabilities or damages (including reasonable attorneys' fees and other related expenses) howsoever arising from or in connection with this Agreement or the performance by the Portfolio Manager of its duties hereunder; provided, however, that nothing contained herein shall require that the Portfolio Manager be indemnified for Disqualifying Conduct.

         The Portfolio Manager shall indemnify and hold harmless the Manager from and against any and all claims, losses, liabilities or damages (including reasonable attorneys' fees and other related expenses) howsoever arising from or in connection with this Agreement or the performance by the Manager of its duties hereunder, provided, however, that nothing contained herein shall require that the Manager be indemnified for Disqualifying Conduct.



         14.      MISCELLANEOUS.

                  a. This Agreement shall be governed by the laws of the State of Delaware, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder.

                  b. The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

                  c. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

                  d. Nothing herein shall be construed as constituting the Portfolio Manager as an agent of the Trust or the Fund.

                  e. All information furnished by one party to the other party (including their respective agents, employees and representatives) hereunder shall be treated as confidential and shall not be disclosed to third parties, except if it is otherwise in the public domain or, with notice to the other party, as may be necessary to comply with applicable laws, rules, regulations, subpoenas or court orders. Without limiting the foregoing, the Manager acknowledges that the securities holdings of the Fund(s) constitute information of value to the Portfolio Manager and agrees (1) not to use for any purpose, other than for the Manager or the Trust, or their agents, to supervise or monitor the Portfolio Manager, the holdings or trade-related information of a Fund; and (2) not to disclose the Fund(s)' holdings, except ; (a) as required by applicable law or regulation; (b) as required by state or federal regulatory authorities; (c) to the Board of Trustees, counsel to the Board of Trustees, counsel to the Trust, the independent accountants and any other agent of the Trust; or (d) otherwise agreed to by the parties in writing. Further, the Manager agrees that information as supplied by the Portfolio Manager, including approved lists, internal procedures, compliance procedures and any board materials, is valuable to the Portfolio Manager, and Manager agrees not to disclose any of the information contained in such materials, except; (i) as required by applicable law or regulation; (ii) as required by state or federal regulatory authorities; (iii) to the Board of Trustees, counsel to the Board of Trustees, counsel to the Trust, the independent accountants and any other agent of the Trust; or (iv) as otherwise agreed to by the parties in writing.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first above written.

                 USAllianz Variable Insurance Products Trust



                 By       ______________________________
                 Title:________________________________


                 Salomon Brothers Asset Management Inc



                 By       ______________________________
                 Title:________________________________


                 USAllianz Advisers, LLC



                 By       ______________________________
                 Title:________________________________

                                   SCHEDULE A


         Fees payable to the Portfolio Manager pursuant to paragraph 5 hereof shall be at the following annual rates for each Fund:


                             EFFECTIVE APRIL 4, 2005


FUND                                  PERCENTAGE OF AVERAGE NET ASSETS
USAZ Salomon Brothers Small           First $250 million                 0.60%
     Cap Growth Fund                  Next $250 million                  0.55%
                                      Greater than $500 million 0.50%


                            EFFECTIVE APRIL 29, 2005


FUND                                 PERCENTAGE OF AVERAGE NET ASSETS
USAZ Salomon Brothers Large          First $250 million                 0.60%
     Cap Growth Fund                 Next $250 million                  0.55%
Greater than $500 million            0.50%



The management fee shall be accrued and paid to the Portfolio Manager as provided in Section 5 of the Porfolio Management Agreement.